Exhibit 10.87

Lender Agreement

This Lender Agreement ("Agreement") is entered into by and between OrangeHook, Inc. ("OrangeHook"), a Florida corporation with headquarter offices at 319 Barry Ave. S., Ste. 300, Wayzata, MN 55391 and Donald Miller ("Miller") of [*] FL (collectively, the "Parties") on June 9, 2017 ("Effective Date").

The Parties agree as follows:

1.       Miller is originating a loan of $500,000 to OrangeHook as of the Effective Date (the "Loan").
2.       In consideration for the Loan, OrangeHook agrees to pay Miller interest on the Loan in an amount equal to 20 basis points per day of the outstanding principal balance of the Loan beginning on the Effective Date and ending on the date the Loan is repaid in full. The principal balance of the Loan, together with all accrued and unpaid interest, will be paid by OrangeHook to Miller no later than August 4, 2017.
3.       The terms of this Agreement may be amended by the Parties through mutual written agreement of the Parties.

Agreed to and Accepted By:

OrangeHook, Inc.

/s/      David C. Carlson
           David C. Carlson
Title:  CFO

/s/       Donald Miller
            Donald Miller